EXHIBIT 99.1


 Storage Technology Corporation
 303 673.5020 phone
 One StorageTek Drive
 Louisville, CO  80028-4130


 NEWS RELEASE                             [COMPANY LOGO]

 Contact:Terry Monrad                      Bill Watts
          Global Public Relations          Investor and Analyst Relations
          StorageTek                       StorageTek
          303.673.4676                     303.673.5020
          Cell: 720.841.5686               ask_stk@storagetek.com
          terry_monrad@storagetek.com

                       STORAGETEK NAMES PATRICK J. MARTIN
                         NEW CHAIRMAN, PRESIDENT AND CEO

 LOUISVILLE, Colo., July 11, 2000 -- The board of directors of StorageTek(TM) (Storage Technology Corp., NYSE:STK) announced today that Patrick J, Martin has been selected as chairman of the board, president and chief executive officer. He succeeds David E. Weiss.

 Martin, 59, assumes the position after 23 years with Xerox Corporation (NYSE:XRX), where he was a corporate senior vice president. Most recently he was president of the North American Solutions Group (NASG), Xerox's largest marketing operation, with responsibility for $8 billion in annual revenue. Prior to that he led various global efforts at Xerox, including leading the copier duplicator division, Xerox's largest business division, as well as opening emerging markets around the world.

 "I believe the storage business is among the most exciting in the technology industry. StorageTek has the potential to take advantage of a tremendous opportunity," Martin said. "The company's technology, products, solutions and people are among the best in the industry. The recent restructuring and focus on core competencies have built a great platform for future growth. I look forward to working with the StorageTek team to deliver on the great potential that I see in the company."

 Robert E. La Blanc, a member of StorageTek's board of directors and chairman of the CEO search committee, said that the search process was extensive. "The search committee found that Pat has proven himself repeatedly as a leader who can bring a focus on execution and results in the face of challenging situations. Whether as a global sales and marketing professional or an operations-focused line business leader, Pat's high-energy leadership

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 STORAGETEK NAMES NEW CHAIRMAN, PRESIDENT AND CEO


 style and drive for results make him the perfect match for StorageTek's current challenges and future opportunities."

 "We are grateful to Dave Weiss for the great contributions he made during his four years as chairman, president and CEO of StorageTek, as well as the invaluable support he is providing during this transition," La Blanc said.

 Martin, who earned a doctorate in electrical engineering from George Washington University, is the fourth person to hold the chairmanship of StorageTek since it was founded in 1969. Besides Weiss, other chairmen were Ryal R. Poppa and Jesse Aweida, one of the company's original founders. Martin will reside in Colorado, and be based at StorageTek's world headquarters in Louisville.

 About StorageTek

 StorageTek is the only global information storage provider to use "Open, Intelligent and Integrated"(TM) solutions to promote the efficient use of critical information and remove the information management constraints that inhibit business growth. The company's core competencies--tape and tape automation, virtual storage and open SANs (storage area networks)--effectively manage the explosion of information, and save time, money and resources. StorageTek, with headquarters in Louisville, Colo.,reported revenue of $2.4 billion in 1999. Information on StorageTek is available at www.storagetek.com or phone 800.786.7835.

                                             ###

 TRADEMARKS: StorageTek and "Open, Intelligent and Integrated" are trademarks of Storage Technology Corp. All other products or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners.

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